Exhibit 16

August 1, 2016

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the disclosures of RJO Global Trust set forth in Item 4.01 of its Current Report on Form 8-K dated August 1, 2016 and are in agreement with the statements therein concerning CF & Co., LLP.

Sincerely,

CF & Co., LLP